Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses of Corporate Bond Portfolio and Ultra-Short Income Portfolio and “Consolidated Financial Highlights” in the Prospectuses of Discovery Portfolio and Global Strategist Portfolio and “Investment Advisory and Other Services -- Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated January 28, 2026, and each included in this Post-Effective Amendment No. 221 to the Registration Statement (Form N-1A, File No. 2-89729) of Morgan Stanley Institutional Fund Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated November 25, 2025, with respect to the financial statements and financial highlights of Corporate Bond Portfolio and Ultra-Short Income Portfolio and the consolidated financial statements and consolidated financial highlights of Discovery Portfolio and Global Strategist Portfolio (four of the funds constituting Morgan Stanley Institutional Fund Trust) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended September 30, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 28, 2026